                                                                   Exhibit 99.1

                         [THREE PHOTOS OF RURAL SCENES]

                                                              2001 ANNUAL REPORT


                                                                   professionals
                                                                       dedicated
                                                                      to meeting
                                                                   your lifetime
                                                                financial needs,
                                                                          with a
                                                                        personal
                                                                       touch(TM)


                     [CITIZENS & NORTHERN CORPORATION LOGO]

ON OUR COVER

The photographs on the cover of our annual report were taken by local professional photographer Dick Allyn and were featured on C&N Bank's 2002 calendar.

For a look at Mr. Allyn's other work, log onto www.dickallyn.com.



                     [CITIZENS & NORTHERN CORPORATION LOGO]

   Athens/Dushore/East Smithfield/Elkland/Knoxville/Laporte/Liberty/Mansfield
        Monroeton/Muncy/Ralston/Sayre/Tioga/Towanda/Troy/Wellsboro/Wysox
                          Member FDIC Stock Symbol CZNC

                                www.cnbankpa.com

SAVINGS PLANS FOR STUDENTS
AND LOOKING AHEAD TO RETIREMENT

EDUCATION SAVINGS ACCOUNT
offered by Citizens &Northern Bank
A new offering this year is our Education Savings Account, an account created for the purpose of paying education expenses for the beneficiary of the account at a qualified education institution.

The funds grow tax-free and beginning in January of this year, contribution limits have increased. C&N Bank in January launched a marketing and sales campaign to acquaint customers with regulation changes relating to this valuable savings tool. ESAs carry two investment options - Time Deposit ESA or Mutual Funds*. More information is available by contacting Nancy Tubbs at nancyt@cnbankpa.com

IRAs
C&N Bank offers both Traditional and Roth IRAs utilizing a variable-rate, FDIC insured product.

529 PLAN*
offered by C&N Financial Services Corporation
This plan offers important benefits for the donor, while offering the beneficiary the opportunity of a college education. For account owners, 529 Plans feature the benefit of tax-free earnings if withdrawals are used for qualified education expenses.

There are no income or age limitations and distributions are controlled by the owner. FOR MORE INFORMATION CALL, TOLL FREE, 1.866.ASK.CNFS.

IRAs
Citizens &Northern Financial Services Corporation offers non-FDIC insured IRAs, utilizing the various investment options available through mutual funds and annuities.* For more information, contact any C&N branch office.

*Note: Some products are not FDIC insured, not a deposit or other obligation of the bank, not guaranteed by the bank and are subject to investment risk, including the possible loss of the principal amount invested and are not insured by any other federal government agency. Securities offered through Hackett Associates,Inc., Member NASD & SIPC, 90-92 Main Street, Wellsboro, PA 16901.


                                [PHOTO OF GIRL]

These three savings products have been heavily promoted by C&N Bank in the first quarter of 2002. They offer our customers and prospective customers excellent opportunities to save for their own and their children's future.


THE POWER TO SAVE

The Index Powered(SM) CD, a new offering in 2001, combines the power of the stock market with the security of the bank. Unlike traditional Certificates of Deposit, which generally provide a fixed rate of return, the Index Powered(SM) CD is tied to the performance of Standard &Poor's 500(R) Index, and therefore has the potential to outperform traditional fixed income investments.

Index Powered CD features include:

- Interest tied to the performance of the S&P 500(R); - $1,000 minimum deposit;
- Return of principal guaranteed by C&N at maturity; - 5 year term; - Annual withdrawal feature*; - FDIC insured up to $100,000; - No management or sales fees.

*There are no specific fees or penalties assessed against the depositor as a part of the Annual Withdrawal Feature. However, the annual withdrawal amount may be less than the amount of principal committed.

Contact your local office of C&N Bank for more information on how the Index Powered(SM) CD gives you the power to SAVE.

DISCLAIMER: FDIC Insurance protects each depositor up to $100,000. S&P 500(R) and "Standard & Poor's 500" are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by the Bank. "The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product." IPCD "Indexed Powered"is a service mark of Risk Analytics, Inc. Any unauthorized use of this name without the express written consent of Risk Analytics, Inc. is prohibited.


                                                                   NEW THIS YEAR

A MESSAGE TO OUR SHAREHOLDERS...

Certainly, the successes of your company during 2001 must be viewed against the grim backdrop of the terrorist attacks of September 11th and the ensuing war on terrorism. Additionally, we remain ever vigilant to the effects of the national and global recessions that began in early 2001, and which were exacerbated by the terrorist-related events in September. While we can all take pleasure that Citizens & Northern achieved record earnings for the year, we must recognize the challenges and opportunities that lie ahead.

We continue to focus our personnel development on leadership and sales skills. It is our desire that our focus on client needs and service will be unmatched in our market. Our efforts to broaden our revenue sources continue unabated.

We are positive and enthusiastic about the future of Citizens & Northern and the communities we serve. We continue to make substantial positive contributions to our major constituencies. Our belief is founded in the fact that we have assembled and trained a highly competent staff, who look forward to serving our clients' financial needs. Without our people and their commitment to service and excellence, none of our past successes would have been possible. And without them our future success would be impossible.

2001 FINANCIAL HIGHLIGHTS
Last year, I reported here that the effects of the rapid increases in interest rates that began in the last quarter of 1999 and continued through all of 2000 had a significant dampening effect upon our interest margin and thus our net income. The eleven reductions in the Fed Funds target rate during 2001, for a total of 4.75%, has had an equally significant positive impact upon our net income for 2001. The Interest Margin increased by 21.7% in 2001 as compared to 2000 for a total of $4.77 million. While deposits and borrowed funds increased by 21.7%, interest expense decreased by 5.9%. Net Income increased by over 42% to over $12 million.

The changes in the interest rate environment created opportunities for us to grow the asset base without substantially increasing our interest rate risk exposure profile. Thus, Total Assets increased to nearly $867 million, or a year over year increase of 20.5%. Loans increased by nearly 15.8%, or more than $50 million. We also increased the securities portfolio by 27.5%, or over $95 million.

Our Trust and Asset Management Group experienced a decrease in their assets-under-management of about 7%, due primarily to market value declines in equities during the year.

Shareholders' equity continues to provide a solid base on which we can grow the company. Shareholders' equity increased to over $100 million from about $89 million during the year. The increase consists of net income after dividends and the increase in net unrealized gains in our investment portfolio. Non-performing assets decreased as a percentage of total assets from 0.22% to 0.12%. Our loan delinquencies continue to remain at historical lows, as we continue to monitor any weaknesses that may appear in our loan portfolio.

Dividends declared and paid for 2001 totaled $1.06 per share, which is an increase over 2000 of 8.16%. We also paid a 1% stock dividend for the 29th consecutive year. The market value of a share of our stock increased from $20.00 at the end of 2000 to $26.15 as of the end of 2001, a 30.75% increase.

During 2001 and as we begin 2002, we are implementing changes in our deposit and borrowing pricing that should reduce some, but not all, of the negative effects on net interest income we could experience if rapid increases in interest rates were to occur.

CONT. PAGE 3


                         [PHOTO OF CRAIG G. LITCHFIELD]

We are positive and enthusiastic about the future of Citizens & Northern and its communities. We believe that we continue to make substantial positive contributions to our major constituencies.


                                                               STATE OF THE BANK

TRUST AND FINANCIAL MANAGEMENT GROUP

In a difficult equity climate, investment results achieved by the clients of our Trust and Financial Management Group were comparable to appropriate benchmarks. Client portfolios benefited from adherence to our disciplined approach, which includes diversification among asset classes, as well as across economic sectors, and continued focus on their long-term investment objectives.

Ongoing dialogue between administrators and clients concerning the philosophy of investing for the long-term ensured that clients were prepared to weather the volatility experienced in 2001 and use the opportunity to restructure and enhance portfolios.

SALES AND SERVICE CULTURE INITIATIVE

During 2001, we launched our sales and service initiative by training all of our people in the basics of extraordinary sales leadership, leading breakthrough service performance, breakthrough service performance and proactive relationship banking. We are all committed to the success of this program, because the results are very consistent with our vision to provide exceptional service for every client. This endeavor will yield long-term benefits for our clients and our organization.

PRODUCTS AND SERVICES

In March of 2001, Citizens & Northern Financial Services (CNFS) added a broker/dealer affiliation. We offer this service and the related products through an affiliation with Hackett Associates of Reading. In addition to the sale of group and individual life and disability insurance products, long-term care insurance, and fixed annuities, we now offer a full range of mutual funds and variable annuity products. By February 2002, CNFS will have moved its operations to a separate Wellsboro Main Street location to provide better access to our clients and greater visibility of its operation.

We were the first bank in our market to begin offering the Index Powered(SM) Certificates of Deposit. The Index Powered(SM) CD combines the power of the stock market and the security of the bank. Unlike traditional certificates of deposit, which generally provide a fixed rate of return, the Index Powered(SM) CD is tied to the performance of the Standard & Poor's 500(R) Index, and therefore has the potential to outperform traditional fixed income investments. Like traditional certificates of deposit, your return of principal is guaranteed by C&N Bank and insured by the FDIC up to $100,000. These are five-year Certificates of Deposit, which are excellent for long-term investment objectives like retirement or college expenses. We will be introducing the Index Powered(SM) Certificate of Deposit IRA and Educational Saving Accounts prior to the end of the first quarter of 2002.

We debuted two new business-related products in 2001: the Visa Business Card and Super Business 25 or Super B Checking. The Visa Business Card provides our business clients with a master account and sub-accounts for each authorized employee/user. This helps the business client segregate and track the charges. Our Super B Checking is a low cost business-checking alternative for low volume users. By maintaining a $1,000 collected balance, businesses with qualifying volume can eliminate checking fees.

Our Internet Banking service continues to attract new users. We have over 4,400 consumer clients and over 500 business clients using the convenient and secure service. Internet Banking allows clients to view balances, transaction histories, checking statements and check images and permits transfers of funds between accounts and bill payment. Our business clients can direct deposit payroll for their employees and transfer funds between their accounts with Citizens & Northern Bank and other banks.

RETIREMENTS

Four long-time employees, with a total of 99 years of service with C&N, retired after January 1, 2001. They are Peggy Clark, Trust, 22 years; Joan Johnson, Tioga Branch, 29 years; Dan Clark, Ralston, 41 years and Donna Gorzycki, Knoxville, 7 years. We wish them long and fulfilling retirements.

THE CHALLENGES

The financial service and banking worlds continue to evolve. This evolutionary change creates both challenges and opportunities for organizations with the skills and the determination to succeed. Citizens & Northern has been, is and will be successful because of our talented people who are committed to serving our communities and our clients. We see continuing opportunities to expand our services and our market share. We know that by listening to our clients and by delivering world-class extraordinary service, our ability to achieve success for all our constituents (customers, communities, shareholders and employees) is assured.

POSTSCRIPT

In response to the terrorist attacks of September 11th, our clients, employees and directors raised nearly $17,000.00 to which we added our corporate donation of $10,000.00. Those funds were forwarded to assist and comfort the people who lost loved ones in the attacks. Our prayers and thoughts will be with those people who must rebuild their lives and also with the brave and courageous people serving in the U. S. military in the war on terrorism. America will survive this time of infamy because as Americans UNITED WE STAND!


                                                               STATE OF THE BANK

FIVE-YEAR PERFORMANCE


[NET INCOME BAR GRAPH]

(IN MILLIONS)
1997    $10.1
1998    $11.1
1999    $11.3
2000    $ 8.5
2001    $12.1

[TOTAL ASSETS BAR GRAPH]

(IN MILLIONS)
1997    $515
1998    $646
1999    $708
2000    $719
2001    $887

[TOTAL STOCKHOLDERS' EQUITY BAR GRAPH]

(IN MILLIONS)
1997    $ 65.5
1998    $ 90.6
1999    $ 76.8
2000    $ 89.0
2001    $100.2

[DEPOSITS BAR GRAPH]

(IN MILLIONS)
1997    $442
1998    $477
1999    $500
2000    $522
2001    $576

[NET LOANS BAR GRAPH]

(IN MILLIONS)
1997    $281
1998    $288
1999    $306
2000    $323
2001    $374

[CASH DIVIDENDS DECLARED BAR GRAPH]

(PER SHARE, HISTORICAL BASIS)*
1997    $0.74
1998    $0.82
1999    $0.90
2000    $0.96
2001    $1.06

*Plus 1 stock dividend each year


                                                                  OUR FINANCIALS

QUARTERLY SHARE DATA

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. Information regarding sales prices of the Corporation's stock is available through the OTC Bulletin Board (www.otcbb.com). The Corporation's stock is not listed or traded on NASDAQ or a national securities exchange. The Corporation's stock symbol is CZNC.OB.

The following table sets forth the approximate high and low sales prices of the common stock during 2001 and 2000:


                                         2001                                        2000
                                         ----                                        ----
                       High        Low      Dividend Declared      High        Low      Dividend Declared
                                                  per Quarter                                 per Quarter
First Quarter       $   22.00   $   20.00            $   0.26   $   29.50   $   24.75            $   0.24
Second Quarter          21.75       20.41                0.26       26.25       21.50                0.24
Third Quarter           23.45       21.00                0.26       23.75       22.00                0.24
Fourth Quarter          26.50       23.10                0.28       22.88       19.50                0.26
                                                      plus 1%                                     plus 1%
                                               stock dividend                              stock dividend


COMMON STOCK AND PER SHARE DATA

                                                             2001           2000            1999            1998           1997
                                                             ----           ----            ----            ----           ----
Net income per share - basic                            $       2.28    $       1.60    $       2.16    $       2.08   $       1.90
Net income per share - diluted                          $       2.27    $       1.60    $       2.16    $       2.08   $       1.90
Cash dividends declared per share                       $       1.05    $       0.96    $       0.87    $       0.79   $       0.70
Cash dividends declared per share - historical basis    $       1.06    $       0.98    $       0.90    $       0.82   $       0.74
Stock dividend                                                     1%              1%              1%              1%             1%
Stockholders' equity per share (a)                      $      18.95    $      16.75    $      14.43    $      17.06   $      16.07
Stockholders' equity per share, excluding accumulated
     other comprehensive income (loss) (a)              $      17.95    $      16.73    $      16.10    $      14.81   $      13.57

Weighted average shares outstanding - basic                5,296,003       5,310,131       5,309,763       5,314,353      5,320,612
Weighted average shares outstanding - diluted              5,297,723       5,311,274       5,315,173       5,324,150      5,325,560
Number of shares outstanding at year end                   5,234,800       5,207,244       5,153,729       5,102,028      5,063,043
Number of shares authorized                               10,000,000      10,000,000      10,000,000      10,000,000     10,000,000

(a) For purposes of this computation, the number of shares outstanding has been increased for the effects of the 1% stock dividend issued in January following each year-end.


KNOWN "MARKET MAKERS" WHO HANDLE CITIZENS & NORTHERN CORPORATION STOCK TRANSACTIONS ARE:


F.J. MORRISSEY & CO., INC.
1700 Market Street, Suite 1420
Philadelphia, PA 19103-3913
(215).563.8500

FERRIS, BAKER WATTS, INC.
6 Bird Cage Walk
Holidaysburg, PA 16648
(800).343.5149

RBC DAIN RAUSCHER
3 Times Square, 24th Floor
New York, NY 10036
(800).526.6371

RYAN, BECK & COMPANY
3 Parkway
Philadelphia, PA 19102
(800).342.2325

SANDLER O'NEILL & PARTNERS, LP
919 Third Avenue
New York, NY 10022
(800).635.6851

INDEPENDENT AUDITORS
PARENTE RANDOLPH, PC
400 Market Street
Williamsport, PA 17701

INVESTOR INFORMATION
ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders will be held in the Arcadia Theater, Wellsboro, PA, at 2:00 p.m. Tuesday, April 16, 2002.

General shareholder inquiries should be sent to:
CITIZENS & NORTHERN CORPORATION
90-92 Main Street,
P.O. Box 58
Wellsboro, PA 16901

STOCK TRANSFER AGENT
American Stock Transfer & Trust Co.
59 Maiden Lane, Plaza Level
New York, NY 10038
(800).278.4353

                                                                  OUR FINANCIALS

FIVE-YEAR SUMMARY OF OPERATIONS

(IN THOUSANDS)                                         2001         2000         1999         1998         1997
                                                     --------     --------     --------     --------     --------
INCOME STATEMENT

Interest income .................................    $ 55,140     $ 52,155     $ 48,415     $ 45,459     $ 45,642
Interest expense ................................      28,356       30,145       24,571       22,693       23,312
=================================================================================================================
Interest margin .................................      26,784       22,010       23,844       22,766       22,330
Provision for loan losses .......................         600          676          760          763          797
=================================================================================================================
Interest margin after provision for loan losses .      26,184       21,334       23,084       22,003       21,533
Other income ....................................       5,641        4,490        6,444        6,083        5,834
Securities gains ................................       1,920        1,377        3,043        3,001        1,001
Other expenses ..................................      18,671       16,906       17,732       16,483       15,095
=================================================================================================================
Income before income tax provision ..............      15,074       10,295       14,839       14,604       13,273
Income tax provision ............................       3,022        1,819        3,354        3,527        3,166
=================================================================================================================
Net income ......................................    $ 12,052     $  8,476     $ 11,485     $ 11,077     $ 10,107
=================================================================================================================
BALANCE SHEET AT YEAR END
Total securities (1) ............................    $445,527     $350,844     $363,535     $331,883     $308,988
Gross loans, excluding unearned discount ........     379,228      328,305      310,892      291,003      285,426
Total assets ....................................     866,999      719,335      705,898      646,298      615,353
Total deposits ..................................     576,274      528,967      500,474      476,518      442,256
Stockholders' equity, excluding accumulated
    other comprehensive income ..................      94,903       88,887       85,507       78,645       72,200
Total stockholders' equity ......................     100,187       88,969       76,623       90,567       85,535

AVERAGE BALANCE SHEET
Total securities, at amortized cost (1) .........     412,654      371,360      349,133      300,692      296,067
Gross loans, excluding unearned discount ........     346,353      318,382      301,584      285,275      282,580
Earning assets ..................................     759,007      689,743      650,717      585,966      578,647
Total assets ....................................     805,229      704,221      680,864      626,102      608,277
Total assets excluding unrealized gains or losses     798,590      717,052      672,999      606,163      598,370
Total deposits ..................................     544,579      503,848      483,858      448,601      435,190
Stockholders' equity, excluding accumulated
    other comprehensive income ..................      91,703       87,258       81,767       74,810       69,440
Stockholders' equity ............................      96,021       78,792       87,143       87,997       76,005

FINANCIAL RATIOS
Return on stockholders' equity, excluding
    accumulated other comprehensive income (2) ..       13.14%        9.71%       14.05%       14.81%       14.56%
Return on stockholders' equity (2) ..............       12.55%       10.76%       13.18%       12.59%       13.30%
Return on assets (2) ............................        1.50%        1.20%        1.69%        1.77%        1.66%
Stockholders' equity to assets, excluding
    accumulated other comprehensive income (2) ..       11.48%       12.17%       12.15%       12.34%       11.60%
Stockholders' equity to assets (2) ..............       11.92%       11.19%       12.80%       14.05%       12.50%
Stockholders' equity to loans (2) ...............       27.72%       24.75%       28.90%       30.85%       26.90%
Net income to:
    Total interest income .......................       21.86%       16.25%       23.72%       24.37%       22.14%
    Interest margin .............................       45.00%       38.51%       48.17%       48.66%       45.26%
Dividends as a % of net income ..................       46.08%       60.19%       40.39%       37.81%       37.04%

(1) Includes available-for-sale and held-to-maturity securities, and interest-bearing cash and due from banks

(2) Calculated based on average balance sheet data


                                                                  OUR FINANCIALS

QUARTERLY FINANCIAL DATA (unaudited)

The following table presents summarized quarterly financial data for 2001 and 2000.

(IN THOUSANDS, EXCEPT PER SHARE DATA)                         2001 QUARTER ENDED
                                                   MAR. 31,   JUNE 30,  SEPT. 30,   DEC. 31,
Interest income ...............................    $13,214    $13,947    $14,086    $13,893
Interest expense ..............................      7,492      7,278      7,037      6,549
============================================================================================
Interest margin ...............................      5,722      6,669      7,049      7,344
Provision for loan losses .....................        150        150        150        150
============================================================================================
Interest margin after provision for loan losses      5,572      6,519      6,899      7,194
Other income ..................................      1,313      1,399      1,476      1,453
Securities gains ..............................        455        742        520        203
Other expenses ................................      4,598      4,580      4,575      4,918
============================================================================================
Income before income tax provision ............      2,742      4,080      4,320      3,932
Income tax provision ..........................        477        891        914        740
============================================================================================
Net income ....................................    $ 2,265    $ 3,189    $ 3,406    $ 3,192
============================================================================================
Net income per share - basic ..................    $  0.43    $  0.60    $  0.64    $  0.60
============================================================================================
Net income per share - diluted ................    $  0.43    $  0.60    $  0.64    $  0.60
============================================================================================

(IN THOUSANDS, EXCEPT PER SHARE DATA)                         2000 QUARTER ENDED
                                                   MAR. 31,   JUNE 30,  SEPT. 30,   DEC. 31,
Interest income ...............................    $12,857    $12,949    $13,125    $13,224
Interest expense ..............................      7,145      7,396      7,790      7,814
============================================================================================
Interest margin ...............................      5,712      5,553      5,335      5,410
Provision for loan losses .....................        226        150        150        150
============================================================================================
Interest margin after provision for loan losses      5,486      5,403      5,185      5,260
Other income ..................................      1,358      1,050        963      1,119
Securities gains ..............................         15        322        230        810
Other expense .................................      4,209      4,116      4,171      4,410
============================================================================================
Income before income tax provision ............      2,650      2,659      2,207      2,779
Income tax provision ..........................        501        446        374        498
============================================================================================
Net income ....................................    $ 2,149    $ 2,213    $ 1,833    $ 2,281
============================================================================================
Net income per share - basic ..................    $  0.40    $  0.42    $  0.35    $  0.43
============================================================================================
Net income per share - diluted ................    $  0.40    $  0.42    $  0.35    $  0.43
============================================================================================


                                                                  OUR FINANCIALS

TRUST AND FINANCIAL MANAGEMENT GROUP

(IN THOUSANDS)      2001        2000        1999        1998        1997
                  --------    --------    --------    --------    --------
Assets .......    $303,868    $327,063    $320,385    $283,262    $230,149
Revenue ......    $  1,576    $  1,613    $  1,456    $  1,288    $  1,004

The composition of trust assets and liabilities as of December 31, 2001, 2000 and 1999 are shown in the following table:

(IN THOUSANDS)

INVESTMENTS

                                    2001        2000        1999
                                  --------    --------    --------
Bonds ........................    $ 98,364    $ 95,496    $ 85,615
Stocks .......................      97,193      98,802     108,279
Mutual funds .................      79,942      97,320     102,635
Savings and money market funds      26,799      31,291      18,411
Real estate ..................         722       2,304       3,430
Mortgages ....................         640       1,104       1,003
Miscellaneous ................         208         746       1,012
==================================================================
Total ........................    $303,868    $327,063    $320,385
==================================================================

ACCOUNTS

                                    2001        2000        1999
                                  --------    --------    --------
Pension/profit sharing .......    $ 94,111    $107,553    $102,893
Trusts .......................      85,379      85,154      87,828
Investment management ........      84,648      95,298      88,759
Custody ......................      36,941      35,521      36,007
Guardianships ................       1,557       2,042       2,642
Estates ......................       1,232       1,495       2,256
==================================================================
Total ........................    $303,868    $327,063    $320,385
==================================================================

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P.O. Box 58, Wellsboro, PA 16901. The information is also available at the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.


                                                                  OUR FINANCIALS

CITIZENS & NORTHERN CORPORATION OFFICERS

Craig G. Litchfield
Chairman of the Board,
President and Chief
Executive Officer

Mark A. Hughes
Treasurer

Kathleen M. Osgood
Corporate Secretary

ADVISORY BOARD

ATHENS & SAYRE
Virginia L. Reap
Brenda L. May
Warren J. Croft
Max P. Gannon, Jr.
R. Bruce Haner
Susan E. Hartley
George D. Howell
Wayne E. Lowery
Laurance A. Reagan, Jr.
David Rosenbloom

DUSHORE
Helen W. Ferris
Ronald A. Gutosky
Leo F. Lambert
Dennis K. McCarty
Kerry A. Meehan

EAST SMITHFIELD
Peggy A. Brown
Roy L. Beardslee
Thomas G. Furman
Liston D. Pepper
Bennett R. Young

ELKLAND
Roberta C. Heck
Mark R. Howe
John C. Kenyon
Edward L. Learn

KNOXVILLE
Mary Rose Sacks
Gerald L. Bliss
L. Grant Gehman
Karl W. Kroeck
William W. Roosa

LAPORTE
Linda M. Etzel
David L. Baumunk
William B. Saxe
Leonard Simpson

LIBERTY
Ann L. Yuscavage
Lyle R. Brion
Gary L. Dinnison
Lawrence F. Mase
Ray E. Wheeland

MANSFIELD
Robin K. Carleton
Gary Ray Butters
David Kurzejewski
John F. Wise, Jr.

MUNCY
Dawn L. Myers
Kenneth F. Fry
Roger D. Jarrett
Daniel Mathers
Ann Tyler

RALSTON
William C. Holmes
George E. Bittner
William W. Brooks, III
Richard T. Demitras

TIOGA
Lois C. Wood
John E. Brackley
C. Frederick LaVancher
Leisa L. LaVancher
Donald E. Treat

TOWANDA & MONROETON
Valerie W. Kinney
James A. Bowen
Adelbert E. Eldridge
W. John Greenland
Robert J. Murphy
Jeffrey A. Smith
James E. Towner
Deborah J. Weisbrod

TROY
Mark C. Griffis
Dennis F. Beardslee
Roy W. Cummings, Jr.
J. Robert Garrison
Gregory W. Powers
Evan S. Williams, Jr.

WELLSBORO
Jan L. Southworth
Donald R. Abplanalp
J. Robert Bower
Robert F. Cox, Jr.
R. Robert DeCamp
Craig Eccher
Jan E. Fisher
Edward H. Owlett III
F. David Pennypacker

WYSOX
Debra S. Kithcart
Lucille P. Donovan
Robert L. Fulmer
Mark W. Smith
Walter E. Warburton, Jr.

CITIZENS & NORTHERN BANK OFFICERS

OPERATIONS
Craig G. Litchfield
Chairman, President and Chief Executive Officer

Brian L. Canfield
Senior Executive Vice President and Branch System Administrator

Dawn A. Besse
Executive Vice President and Sales and Service Coordinator

Mark A. Hughes
Executive Vice President and Chief Financial Officer

Matthew P. Prosseda
Executive Vice President and Commercial Loan Coordinator

Harold F. Hoose III
Vice President

Scott A. Keck
Vice President and Bank Operations Coordinator

Kathleen M. Osgood
Corporate Secretary

Klas G. Anderson
Assistant Vice President

Robert E. Bolt
Assistant Vice President

Carl M. Chambers
Assistant Vice President

Joan L. Grenell
Assistant Vice President

Michelle M. Karas
Assistant Vice President and Marketing Coordinator

Karen L. Keck
Assistant Vice President, Account Services

Jeffrey B. Osgood
Human Resource Director

Joseph A. Snell
Assistant Controller

Kevin Weinhoffer
Assistant Vice President

Sandra G. Andrews
Assistant Cashier

Rosalie L. Bordas
Assistant Cashier
Account Services

Nancy L. Tubbs
IRA Administrator

Sandra A. Parulas
Training Officer

Linda M. Prough-Shuey
Assistant Cashier

Joan E. Rohe
Staff Accountant


TRUST & FINANCIAL                                            OFFICERS AND BOARDS

TRUST & FINANCIAL MANAGEMENT GROUP

Thomas L. Briggs
Executive Vice President and Senior Trust Officer

Deborah E. Scott
Executive Vice President and Senior Trust Officer

Linda L. Kriner
Vice President and Trust Officer

Renee D. Laychur
Vice President and Trust Officer

Rhonda J. Litchfield
Vice President and Trust Investment Officer

Larry D. Alderson
Assistant Vice President and Trust Officer

Michael G. Charles
Assistant Vice President and Trust Officer

Mary J. Wood
Trust Officer

James D. Butters
Assistant Trust Officer

MANAGEMENT INFORMATION SYSTEMS

Rick J. Cisco
Vice President and
Senior Systems Analyst

James H. Shelmire
Vice President and
Senior Systems Analyst

AUDIT AND COMPLIANCE

Russell H. Bauman
Vice President and Auditor

Shawn M. Schreck
Vice President, Compliance Officer and Security Officer

Glenda R. Marzo
Assistant Vice President and Assistant Auditor

BANKCARD SERVICES

Keith C. Cavanaugh
Assistant Vice President

Eileen K. Ranck
Assistant Vice President
Bankcard Manager

INTERNET BANKING

Shelley L. D'Haene
Internet Banking Coordinator

C&N FINANCIAL SERVICES CORPORATION INSURANCE DIVISION
Thomas L. Rudy, Jr.
President

BROKER/DEALER  DIVISION

Philip A. Prough
Assistant Vice President

OFFICES

ATHENS
428 SOUTH MAIN ST.
ATHENS, PA 18810
570.888.2291

Virginia L. Reap
Assistant Cashier

Terry R. Depew
Vice President

Kathy L. Griffis
Assistant Cashier

James R. Heffner
Assistant Cashier

DUSHORE
111 W. MAIN ST.
DUSHORE, PA 18614
570.928.8124

Helen W. Ferris
Assistant Vice President

Bonnie L. Bennett
Assistant Cashier

Raechelle N. Curry
Assistant Cashier

Brenda B. Whiteley
Assistant Cashier

EAST SMITHFIELD
MAIN STREET
EAST SMITHFIELD, PA 18817
570.596.3131

Peggy A. Brown
Assistant Vice President

Elaine F. Johnston
Assistant Vice President

Diane B. Elvidge
Assistant Cashier

Sandra J. McNeal
Assistant Cashier

ELKLAND
104 MAIN STREET
ELKLAND, PA 16920
814.258.5111

Roberta C. Heck
Assistant Vice President

Leonard Mitchell, III
Assistant Cashier

KNOXVILLE
102 EAST MAIN ST.
KNOXVILLE, PA 16928
814.326.4151

Mary Rose Sacks
Assistant Vice President

Lynette M. Burrous
Assistant Cashier

LAPORTE
MAIN STREET
LAPORTE, PA 18626
570.946.4011

Linda M. Etzel
Assistant Cashier

Margaret J. Black
Assistant Cashier

LIBERTY
MAIN STREET
LIBERTY, PA 16930
570.324.2331

Ann L. Yuscavage
Vice President

Joan M. Blackwell
Assistant Cashier

MANSFIELD
1085 SOUTH MAIN ST.
MANSFIELD, PA 16933
570.662.1111

Robin K. Carleton
Vice President

Diane K. Wilson
Assistant Cashier

MONROETON
ROUTE 220
MONROETON, PA 18832
570.265.2157

MUNCY
3461 ROUTE 405 HIGHWAY
MUNCY, PA 17756
570.546.6666

Dawn L. Myers
Assistant Cashier

Randy R. Meckes
Vice President

Larry N. Pick
Assistant Vice President

RALSTON
THOMPSON STREET
RALSTON, PA 17763
570.995.5421

William C. Holmes
Assistant Vice President

SAYRE
503 NORTH ELMIRA ST.
SAYRE, PA 18840
570.888.2220

Brenda L. May
Assistant Vice President

Stacey A. Sickler
Mortgage Specialist

Marcella J. Chaykosky
Assistant Cashier

Mark W. Elsbree
Assistant Cashier

TIOGA
41 MAIN STREET
TIOGA, PA 16946
570.835.5236

Lois C. Wood
Assistant Vice President

Deborah K. Beck
Assistant Cashier

TOWANDA
428 MAIN ST.
TOWANDA, PA 18848
570.265.6171

James E. Parks
Vice President

Valerie W. Kinney
Assistant Vice President

TROY
COURTHOUSE SQUARE
TROY, PA 16947
570.297.2159

Mark C. Griffis
Vice President

David S. Schucker
Assistant Vice President

Rosalie H. Hall
Assistant Cashier

WELLSBORO
90-92 MAIN STREET
WELLSBORO, PA 16901
570.724.3411

Richard L. Wilkinson
Vice President

Jan L. Southworth
Vice President

Kim L. Miller
Vice President

Brett W. Kennedy
Assistant Cashier

WYSOX
ROUTE 6
WYSOX, PA 18854
570.265.9148

Debra S. Kithcart
Assistant Vice President

Jeffery E. Aeppli
Assistant Vice President

                                                           BANK OFFICERS/OFFICES

CITIZENS & NORTHERN CORPORATION AND CITIZENS & NORTHERN BANK

BOARD OF DIRECTORS

Dennis F. Beardslee
Owner, Terrace Lanes Bowling Center

J. Robert Bower
Pharmacist

R. Robert DeCamp
President, Patterson Lumber Co., Inc.

R. Bruce Haner
Auto Buyer for New Car Dealers

Susan E. Hartley
Attorney at Law

Karl W. Kroeck
Farmer

Leo F. Lambert
President & General Manager
Fitzpatrick & Lambert, Inc.

Edward L. Learn
Owner of Learn Hardware and Building Supply

Craig G. Litchfield
Chairman of the Board, President and Chief Executive Officer

Lawrence F. Mase
Retired, formerly President of Mase's Inc.

Edward H. Owlett, III
President & CEO of Putnam Company

F. David Pennypacker
President of Wellsboro Industrial Park, Inc.

Leonard Simpson
Attorney at Law

James E. Towner
Publisher of "The Daily and Sunday Review"

DIRECTORS EMERITI

Adelbert E. Eldridge
Retired Regional Director of Susquehanna Region of Pennsylvania Electric Co.

William K. Francis
Retired, formerly Chairman of the Board

Robert J. Murphy
Retired, formerly attorney in law firm of Davis, Murphy, Niemiec & Smith

Donald E. Treat
Retired, formerly owner of Treat Hardware


                                                                       OUR BOARD


INTERNET BANKING CONNECTS YOU TO YOUR WORLD

Statistics will tell you that more and more people are attracted to businesses which offer the convenience of online services. Through C&NOW(R) Internet Banking, our customers stay connected to their hometown financial institution, even after they move away or simply go on vacation. With our internet banking services, our customers are always just a click away!

C&NOW(R) Internet Banking gives our customers immediate access to their account information from the convenience of their home or office computer. Now they can do their banking over the internet, simply & securely!

Customers can use Internet Banking to do any of the following:

- View account balances
- View account history
- Search history by check number, amount or date
- Export history to personal finance software
- View transactions in checkbook format
- Transfer funds between accounts
- Pay bills
- Request stop payments
- Re-order checks and change address.

Account options include:

- BALANCES

The Account Balances Menu is the main menu. After logging onto your account, the Account Balances screen automatically appears, showing balances on the accounts with C&N Bank. This screen allows customers access to information about checking, savings, loans, or other bank accounts.

- HISTORY

The View History Screen allows customers to view previous transactions for selected accounts. They may view a check and/or print copies of checks.

- PAY BILLS

As an added convenience, C&N offers online bill payment. Customers need only follow the on-screen steps to add payees, enter the amount, date and account from which they are paying.

Signing up for Internet Banking is easy. Just call or visit any C&N Bank branch office, visit us online at www.cnbankpa.com or email us at cnemail@cnbankpa.com.

                            [PHOTO OF THREE EARTHS]

Internet Banking continues to be an integral part of the future of banking in general and C&N Bank in particular.


                                                                         TIDBITS

SERVICES YOU CAN "TRUST"

The Trust and Financial Management Group of C&N Bank has the experience and track record of someone you would trust with your investments, your future and the future of your family. Among the varied services handled by this group are:

ESTATE ADMINISTRATION

C&N can serve as the executor of your estate, performing complete administration services to settle your estate in accordance with your wishes.

GUARDIANSHIP ADMINISTRATION

C&N can serve as the financial guardian, either by will appointment or court appointment, for minors or the incapacitated.

ESTATE & RETIREMENT PLANNING

This group can develop estate and retirement plans that best meet your needs and objectives.

INVESTMENT MANAGEMENT

C&N's Trust and Financial Services staff serves individuals, organizations and corporations with comprehensive investment strategies.

FINANCIAL CUSTODY SERVICES

If you employ investment services from a third party, C&N can provide asset custody, income collection and transaction/asset reporting to complement those services.

TAX PREPARATION

We offer full income tax preparation as a convenience for clients of our Trust and Financial Services Division.

EMPLOYEE BENEFIT PLANS

Complete retirement plan services are offered for 401-k, profit sharing, money purchase pension, defined benefit pension plans and all types of IRAs.

NOTE

Some products are:

- Not FDIC Insured
- Not a Deposit or Other Obligation of the Bank
- Not Guaranteed by the Bank
- Subject to Investment Risk, Including the Loss of the Principal Amount
  Invested
- Not Insured by any Federal Government Agency

WE'VE MOVED!

C&N Financial Services Corporation has packed up and moved to 68 Main Street, the former Huffman's store.

The move gives Financial Services a downtown presence, facilitating access for clients and keeping CNFS in the mainstream and minds-eye of prospective customers.

The building, which also houses training facilities for C&N Bank, has been extensively remodeled.

An open house will be held this month to introduce the new facility and CNFS to the community. We invite everyone to stop in and look over this exciting C&N facility.

CONTACT US

Our service departments may be contacted directly.

BANKCARD SERVICES
RR #7, Wellsboro, PA 16901
1.800.676.6639

ACCOUNT SERVICES
90-92 Main Street, Wellsboro, PA 16901
1.800.726.2265

TRUST & FINANCIAL MANAGEMENT GROUP
90-92 Main Street, Wellsboro, PA 16901
1.800.487.8784

428 Main Street, Towanda, PA 18848
1.888.987.8784

428 South Main Street, Athens, PA 18810
1.888.760.8192

3461 Route 405 Highway, Muncy, PA 17756
570.546.6666

C&N FINANCIAL SERVICES CORPORATION
68 Main Street, Wellsboro, PA 16901
1.866.ASK.CNFS
www.cnfinancialservices.com

INTERNET BANKING
90-92 Main Street, Wellsboro, PA 16901
570.724.0266
www.cnbankpa.com


                                                                         TIDBITS

                     [CITIZENS & NORTHERN CORPORATION LOGO]
   Athens/Dushore/East Smithfield/Elkland/Knoxville/Laporte/Liberty/Mansfield
        Monroeton/Muncy/Ralston/Sayre/Tioga/Towanda/Troy/Wellsboro/Wysox
                         Member FDIC Stock Symbol CZNC

                                www.cnbankpa.com

[PHOTO OF CRAIG G. LITCHFIELD]                                         [PICTURE]


"We must train, coach and empower our employees to best serve our customers. By serving customers, we ultimately build value for our shareholders.


                                                             Craig G. Litchfield
                                                           Chairman, President &
                                                         Chief Executive Officer


Complete message to shareholders on Pages 2-3

OUR PEOPLE, OUR STRENGTH



                     [CITIZENS & NORTHERN CORPORATION LOGO]
   Athens/Dushore/East Smithfield/Elkland/Knoxville/Laporte/Liberty/Mansfield
        Monroeton/Muncy/Ralston/Sayre/Tioga/Towanda/Troy/Wellsboro/Wysox
                         Member FDIC Stock Symbol CZNC

                                www.cnbankpa.com